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                                                                      Exhibit 99

[Logo Omitted]
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                  PRESS RELEASE
-------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE

JAMES MONROE BANCORP REPORTS 72% INCREASE IN NET INCOME...

ARLINGTON, VA, (BUSINESS WIRE)--October 17, 2005.--James Monroe Bancorp, Inc. (Nasdaq Capital Market: JMBI - news) today announced financial results for the third quarter and first nine months of 2005. Third-quarter net income was $1,210,000 compared with $705,000 for the third-quarter of 2004 and $970,000 for the second quarter of 2005. This represents a 72% increase over third quarter of 2004, and a 25% increase over the second quarter of 2005. For the nine-month period, net income for 2005 was $2,948,000 compared with $2,145,000 for the first nine-months of 2004, an increase of 37.4%. On a diluted basis, earnings per share for the third-quarter of 2005 were $.26 per share compared with $.15 per share for the third-quarter of 2004, representing a 73% increase. The Company earned $.63 per share for the first nine months of 2005 compared with $.46 per share for the first nine months of last year, an increase of 36.2%. The net interest margin improved over a year ago to 3.88%.

Total assets at September 30, 2005 were $505.7 million, an increase of $89.0 million or 21.4% over assets of $416.7 million at September 30, 2004 and a 12.2% increase over 2004 year-end assets of $450.8 million. Deposits at the end of September 2005 were $423.4 million, an increase of $52.8 million or 14.2% from a year ago. Loans as of September 30 were $362.1 million, an increase of $131.9 million or 57.3% from the $230.1 million in loans at September 30, 2004. Loan demand continues to be strong, with loans increasing $112.1 million over the first nine months of 2005. Asset quality remains excellent, with no charge offs for the quarter and a modest $37,000 for the nine month period. Non-performing loans at September 30, 2005 were $343,000 or .09% of total loans.

James Monroe Bancorp's President and Chief Executive Officer, John R. Maxwell, commented, "We are pleased with our growth in loans this year which increased $112 million since the end of 2004. On October 3rd we completed our third trust preferred offering. The $8 million in additional capital we raised at a fixed rate will allow us to continue to support our asset growth in the near term."

David W. Pijor, James Monroe Bancorp's Chairman stated, "We are excited about the continued growth of our Bank and the earnings for the first nine months which are on track with our plans for 2005. In addition to the excellent growth in loans we experienced this year, we are also pleased with the results achieved by our decision to enhance our mortgage operations by the addition of personnel we added last quarter from Community Bank of Northern Virginia mortgage operations."

James Monroe Bank, a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, opened for business on June 8, 1998, at 3033 Wilson Boulevard in Arlington, Virginia. The Bank now has branches in Arlington, Annandale, Leesburg, Fairfax City, Chantilly and Manassas. The Company's common stock is traded on the Nasdaq Capital Market under the symbol JMBI.

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Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure is not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".




James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Senior Executive Vice President & COO
Phone:   (703) 707-8855


SOURCE: James Monroe Bancorp, Inc.

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                             Condensed Balance Sheet
                           JAMES MONROE BANCORP, INC.


                                                      (Unaudited)        (Unaudited)
                                                     SEPTEMBER 30,      SEPTEMBER 30,         %
(Dollars in thousands)                                   2005               2004            Change
                                                    ----------------   ----------------   -----------
Assets
Cash and due from banks                                    $ 16,675           $ 14,831         12.4%
Interest bearing deposits in banks                              195              1,668         (88.3)%
Federal funds sold                                                -             48,275        (100.0)%
Securities available for sale, at fair value                119,416            118,053          1.2%
Loans held for sale                                           3,389                549        517.3%
Loans, net of unearned income                               362,049            230,104         57.3%
Allowance for loan losses                                    (3,766)            (2,577)        46.1%
                                                    ----------------   ----------------
  Loans, net                                                358,283            227,527         57.5%
Other assets                                                  7,765              5,810         33.6%
                                                    ----------------   ----------------
TOTAL ASSETS                                              $ 505,723          $ 416,713         21.4%
                                                    ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest bearing deposits                            $ 114,547          $ 102,054         12.2%
  Interest bearing deposits                                 308,852            268,565         15.0%
                                                    ----------------   ----------------
Total deposits                                              423,399            370,619         14.2%
Federal funds purchased                                      14,974                  -          n.m.
Federal Home Loan Bank advances                              18,000                  -          n.m.
Trust preferred capital notes                                 9,279              9,279          0.0%
Other liabilities                                             1,421                643        121.0%
                                                    ----------------   ----------------
Total liabilities                                           467,073            380,541         22.7%
Total stockholders' equity                                   38,650             36,172          6.9%
                                                    ----------------   ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 505,723          $ 416,713         21.4%
                                                    ================   ================


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                              Financial Highlights
                           JAMES MONROE BANCORP, INC.

                                                           (Unaudited)                               (Unaudited)
                                                  THREE MONTHS ENDED SEPTEMBER 30,           NINE MONTHS ENDED SEPTEMBER 30,
                                             ----------------------------------------  ----------------------------------------
(Dollars in thousands except share data)         2005            2004        % Change      2005            2004       % Change
                                             --------------  -------------- ---------  --------------  -------------- ---------
RESULTS OF OPERATIONS:
Total interest income                              $ 7,214         $ 4,426     63.0%        $ 19,528        $ 12,129     61.0%
Total interest expense                               2,508           1,237    102.7%           6,453           3,201    101.6%
  Net interest income                                4,706           3,189     47.6%          13,075           8,928     46.4%
Provision for loan losses                              234             273    -14.3%           1,013             766     32.2%
Gain on sale of securities                              (5)              -      n.m.              13              54    -75.9%
Gain on sale of loans                                  280              77    263.6%             636             248    156.5%
Noninterest income - other                             234             154     51.9%             595             519     14.6%
Noninterest expense                                  3,142           2,075     51.4%           8,824           5,713     54.5%
  Income before taxes                                1,839           1,072     71.5%           4,482           3,270     37.1%
Net income                                           1,210             705     71.6%           2,948           2,145     37.4%

PER SHARE DATA:
Earnings per share, basic                           $ 0.27          $ 0.16     69.9%          $ 0.66          $ 0.48     38.1%
Earnings per share, diluted                         $ 0.26          $ 0.15     70.4%          $ 0.63          $ 0.46     36.2%
Weighted average shares
  outstanding - basic                            4,451,945       4,437,527      0.3%       4,448,526       4,434,214      0.3%
              - diluted                          4,734,699       4,678,336      1.2%       4,704,989       4,672,530      0.7%
Book value per share (at period-end)                $ 8.67          $ 8.15      6.4%          $ 8.67          $ 8.15      6.4%
Shares outstanding (at period-end)               4,458,422       4,437,869      0.5%       4,458,422       4,437,869      0.5%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                             0.96%           0.76%                     0.82%           0.85%
Return on average equity                            12.49%           7.89%                    10.40%           8.14%
Net interest margin                                  3.88%           3.67%                     3.80%           3.78%
Efficiency Ratio                                    60.25%          62.07%                    61.62%          58.60%

OTHER RATIOS:
Allowance for loan losses to total loans             1.04%           1.12%                     1.04%           1.12%
Equity to assets                                     7.64%           8.68%                     7.64%           8.68%
Non-performing loans:
  Amount                                             $ 343           $ 401                     $ 343           $ 401
  Percent of total loans                             0.09%           0.17%                     0.09%           0.17%
Charged-off loans:
  Net amount                                           $ -             $ -                      $ 37           $ 143
  Percent of average loans                           0.00%           0.00%                     0.01%           0.07%
Risk-adjusted capital ratios:
  Leverage ratio                                      9.7%           12.3%                      9.7%           12.3%
  Tier I                                             13.0%           17.4%                     13.0%           17.4%
  Total                                              14.0%           18.3%                     14.0%           18.3%

AVERAGE BALANCES:
Assets                                           $ 506,669       $ 366,990     38.1%       $ 480,176       $ 335,206     43.2%
Earning assets                                     486,874         346,130     40.7%         459,771         315,455     45.7%
Loans                                              343,830         216,656     58.7%         308,467         197,572     56.1%
Deposits                                           444,050         321,436     38.1%         421,610         286,223     47.3%
Stockholders' equity                                38,849          35,552      9.3%          37,882          35,178      7.7%